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                                                                 Exhibit (a)(12)

                        ADDENDUM FOR EMPLOYEES IN CANADA
                        --------------------------------

     Pursuant to the terms and conditions of the Offer to exchange made by Electronics for Imaging, Inc. dated September 17, 2001, you are being provided with an opportunity to tender certain options previously granted to you in exchange for New Options to be granted on or promptly after the first trading day that is at least six months and one day after tendered options are accepted for exchange and cancelled.

Securities Information

     Any options which may be granted to you pursuant to the terms of the Offer to exchange may be conditional on obtaining necessary securities regulatory approvals or exemptions from the applicable securities regulatory authorities. Although Electronics for Imaging does not anticipate any difficulty in obtaining necessary approvals or exemptions, it is possible that such options will not be granted until such time as such approvals or exemptions are obtained and will be subject to any conditions imposed by the securities regulatory authorities.

Tax Information

     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. Generally, the grant of New Options pursuant to the terms of the Offer to exchange should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to options which you tender for exchange and cancellation. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of existing options and the grant of New Options, the value of the New Options would be required to be included in your income. Additionally, on the subsequent exercise of the New Options and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the New Options for the purpose of calculating tax on the option "spread" and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the New Options for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

     Please note that tax laws change frequently and vary with your individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.